MIAMI
ORLANDO
ST. PETERSBURG
TALLAHASSEE
TAMPA
CARLTON FIELDS	WEST PALM BEACH
ATTORNEYS AT LAW		4000 International Place
100 S.E. Second Street
Miami, Florida 33131-9101
P.O. Box 019101
Miami, Florida 33131-9101

305.530.0050
305.530.0055 fax
www.carltonfields.com

August 22, 2008

Health Systems Solutions, Inc.
405 N. Reo Street, Suite 300
Tampa, Florida 33609

Re:	Health Systems Solutions, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Health Systems Solutions, Inc., a Nevada corporation (the "Company"), in connection with the preparation and filing by the Company of a registration statement on Form S-8 (the "Registration Statement") with the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, with respect to the registration of 3,210,000 shares of the Company's common stock, $0.001 par value per share (the "Shares"), to be issued by the Company under the 2003 Management and Director Equity Incentive and Compensation Plan, as amended (the "Plan"). The Plan provides for the grant of incentive stock options, nonqualified stock options and restricted shares to employees, directors and consultants of the Company and its subsidiaries with respect to an aggregate of 3,210,000 Shares.

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, instruments, certificates or comparable documents of public officials and of officers and representatives of the Company, and other instruments we have deemed relevant and necessary as a basis for the opinions hereinafter expressed, including without limitation, the following: (a) the Plan; (b) the Articles of Incorporation, as amended, of the Company; (c) the Bylaws of the Company; (d) certain corporate actions by the board of directors and stockholders holding a majority of the outstanding shares of the Company’s common stock relating to the approval of the Plan, reservation of Shares for issuance thereunder, amendment of the Plan and related matters; (e) the information statement on Schedule 14C as filed by the Company on June 3, 2003 and mailed to the Company’s stockholders relating to the approval and adoption of the Plan; (f) the Information Statement on Schedule 14C as filed with the Commission on August 31, 2007 and mailed to the Company’s stockholders relating to the amendment of the Plan; and (g) the Registration Statement.

Health Systems Solutions
August 22, 2008

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as certified, conformed, or photostatic, the authenticity of the originals of such documents, and the accuracy and completeness of all corporate records made available to us by the Company. We have also assumed that all agreements and instruments executed by parties other than the Company are the valid, binding and enforceable obligations of such parties and that the individuals signing on behalf of such parties have been duly authorized to execute and deliver such agreements and instruments. We also have assumed that each award agreement setting forth the terms of each award granted under the Plan will be consistent with the Plan and will be duly authorized and validly executed and delivered to the parties thereto.

Based on the foregoing and in reliance thereon, we are of the opinion that the Shares have been duly authorized for issuance by the Company and, when such Shares are issued upon the exercise of an award granted pursuant to the actions of the committee administering the Plan and under the terms and conditions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

CARLTON FIELDS, P.A.

Linda C. Frazier